Exhibit 14.1

BUSINESS FIRST BANCSHARES, INC.
code of business conduct and ethics

As adopted by the Board of Directors

Purpose of the Code

As you know, “trust” is a principal foundation of the banking business. Therefore, you would expect that ethical standards in banking are extremely high. We at Business First Bancshares, Inc., Business First Bank and our subsidiaries operate from that foundation, and so, the community’s perception of us is as important as reality.

It is the intent of Business First Bancshares, Inc. to insure that all of our behaviors and practices, whether at work or elsewhere, impart not only the actuality of an institution with extremely high ethical standards, but also the perception that our directors’ and employees’ ethical standards are beyond reproach. With this in mind, this Code of Business Conduct and Ethics (this “Code”) must be read and followed by all directors and employees of Business First Bancshares, Inc., Business First Bank and their subsidiaries (collectively referred to as the “Company”).

For purposes of this Code, Senior Management includes the President and Chief Executive Officer, the Chief Financial Officer, any Executive Vice President and the Corporate Secretary of Business First Bancshares, Inc. or Business First Bank.

Oversight and Area Administration

The Board of Directors will be responsible for the approval of this policy on an annual basis. This policy will be reviewed at least annually and revised as needed.

Each director and employee shall review this Code and sign a statement acknowledging that he or she has received, read and is in compliance with the Code. The Compliance Officer designated by the Board of Directors will be responsible for the development and maintenance of procedures related to this policy.

Conflicts of Interest

Because the success of the Company is directly related to customer and shareholder trust and confidence, all directors and employees must conduct their personal and business affairs within the framework of the ethical standards set forth in this Code. These principals and rules are intended to guide you so that our reputation for trust and integrity is preserved and strengthened. The basic premise of this Code is that you represent the Company and are obligated to act in its best interest and in the best interest of our customers and shareholders, without regard to your personal or financial interests and activities. You are expressly prohibited from using your association with the Company for personal gain or private advantage beyond authorized compensation and benefits.

You are expected to be capable of recognizing and avoiding those situations where your personal or financial interests or relationships might actually influence or appear to influence your judgment on matters affecting the Company. You should understand that a conflict of interest might arise when there is a mere opportunity for a conflict to occur. A good rule to follow is that if the activity in question might lead to a conflict (or even the appearance of a conflict) between your personal or financial interests or those of your family and the Company or the Company’s customers, prospective customers, suppliers or shareholders, the activity must be avoided. You and members of your family must also avoid engaging in any outside business activity that would result in anything more than routine business contact with the Company or our customers.

This Code does not attempt to provide an exhaustive list of every rule appropriate for the preservation and safeguarding of the public’s trust and confidence or for avoiding a conflict of interest. However, it is intended to provide you with the basic direction necessary to meet your responsibilities. You are expected to follow both the letter and the spirit of this Code at all times.

We will strive to ensure continuing compliance and implementation of this Code through audit and personnel procedures. From time to time, this Code may also be supplemented with policy bulletins. On issuance, these policy bulletins will become a part of the rules set forth in this Code.

If you are a director, officer or employee of Business First Bancshares, Inc., Business First Bank, or any of their subsidiaries, you are subject to this Code. You are asked to read carefully this Code and abide by its provisions. Violations of this Code may result in serious civil and criminal penalties for you and the Company. You are expected to report promptly any violation of this Code, including, but not limited to, the existence of any relationship or interest that might involve or appear to involve a conflict of interest.

Interpretations of this Code; Reporting Illegal or Unethical Behavior

We desire to promote ethical behavior. If you are uncertain whether a particular activity or relationship is improper under this Code or might require a waiver of this Code’s proscriptions, you are encouraged to talk to your supervisor, manager or other appropriate personnel about the best course of action. Additionally, you should promptly report any violation of laws, rules, regulations or this Code to the Chairman of the Audit Committee or the Board of Directors of Business First Bancshares, Inc. or Business First Bank (collectively, the “Board”).

All reports of violations of this Code, including reports sent anonymously, will be promptly investigated and, if found to be accurate, acted upon in a timely manner. If any report of wrongdoing relates to accounting or financial reporting matters or to persons involved in the development or implementation of the Company’s system of internal controls, a copy of the report will be provided to the Chairman of the Audit Committee, which may participate in the investigation and resolution of the matter. It is the policy of the Company not to permit actual or threatened retaliation, harassment or discrimination against any employee because of a report of misconduct by others made in good faith by such employee. You are expected to cooperate in internal investigations of misconduct.

Amendment, Modification and Waiver

This Code may be amended or modified by the Board of Directors. In certain limited circumstances, a waiver of this Code may be necessary or appropriate. Any request for a waiver will be directed to the Compliance Officer, who will evaluate the request and determine if it should be sent to the Board for approval. Any waiver of this Code may be made only by the Board. Any person seeking a waiver may be required to agree to conditions before a waiver or a continuing waiver is granted. Any waiver of this Code for an executive officer or director will be promptly disclosed to the extent required by applicable law, rule (including any rule of any applicable stock exchange) or regulation.

Honest and Ethical Conduct

We require honest and ethical conduct from everyone subject to this Code. Each of you has a responsibility to the Company and to all other directors, officers and employees of the Company to act in good faith, responsibly, with due care, competence and diligence, and without misrepresenting material facts or allowing your independent judgment to be subordinated and otherwise to conduct yourself in a manner that meets with our ethical and legal standards.

Compliance with Laws, Rules and Regulations

You are required to comply with all laws, rules and regulations governing the Company and its activities and employees, both in letter and in spirit. Although you are not expected to know the details of all the applicable laws, rules and regulations, we expect you to seek advice from the Company’s Compliance Officer or a member of Senior Management if you have any questions about whether a particular situation, action or conduct would comply with any law, rule or regulation.

Accurate Public Reports and Communications

As a public company, it is of critical importance that the Company’s filings with the Securities and Exchange Commission, disclosures and documents submitted to other regulatory authorities and the Company’s public statements be complete, accurate, submitted timely and maintained with reliability and integrity. The Company is committed to making and keeping books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the Company’s assets and, in that connection, has established the following guidelines for its staff members:

1.     No staff member may make any false or misleading entry in the Company’s books and records.

2.     No staff member may create or aid in the creation of any undisclosed or unrecorded fund, asset or liability for any purpose.

3.     No staff member may approve or make any payment with the agreement or understanding that any part of such payment is to be used for any purpose other than that described by the documents supporting the payment.

4.     No staff member may use the Company’s funds, assets or liabilities for any unlawful purpose.

5.     No staff member may directly or indirectly take any action to coerce, manipulate, mislead or fraudulently influence the Company’s independent public auditors for the purpose of rendering the financial statements of the Company materially misleading.

Directors and staff members must comply with all internal control procedures established by the Company and its subsidiaries for the safeguarding of assets and proper reporting and disclosure of financial information. Directors and staff members must respond honestly and candidly when dealing with the independent and internal auditors, regulators and attorneys. Depending on the position of such person with the Company, a director or staff member may be called upon to provide necessary information to assure that public reports are complete, fair and understandable. The Company expects directors and staff members to take this responsibility very seriously and to provide prompt accurate and complete answers to inquiries related to public disclosure requirements.

The Company’s relationship with the media is an important one that affects its image in the community. Institutional investors and securities analysts play a critical role in establishing the pricing and liquidity of the Company’s stock. Directors and staff members should not speak with or provide information to members of the investment community without the express prior approval of the CEO. To ensure proper disclosure and consistency of information, all communications from members of the investment community and media should be referred to the CEO.

Ensuring the Integrity of Records

Records and accounting information should be accurate and maintained with reliability and integrity. Transactions should be reflected in an accurate and timely manner. False entries and activities that result in false entries are expressly prohibited.

Maintaining Strong Internal Controls Over Assets

Employees, officers and directors must comply with all internal control procedures established by the Company for the safeguarding of assets and proper reporting and disclosure of financial information.

Candor in Dealing with Auditors, Examiners and Legal Counsel

All employees, officers and directors are required to respond honestly and candidly when dealing with the Company’s independent and internal auditors, regulators and attorneys.

Confidential and Insider Information

General

Confidential information with respect to the Company, customers, prospective customers, suppliers and shareholders whether or not acquired in the course of business shall be used solely for corporate purposes and under no circumstances discussed with or divulged to unauthorized people. The requirement of confidentiality extends to all people, including members of your family, your friends and your acquaintances.

Insider Trading

The Company has adopted an Insider Trading Policy. If you have access to material, non-public information concerning the Company, you are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company’s business. All non-public information about the Company should be considered confidential information. Insider trading, which is the use of material, non-public information for personal financial benefit in the buying and selling of securities or to “tip” others who might make an investment decision on the basis of this information, is not only unethical but also illegal. The prohibition against insider trading applies not only to the Company’s securities, but also to securities of other companies if you learn of material non-public information about these companies in the course of your duties to the Company. A violation of the prohibition against insider trading may subject you to criminal or civil liability, in addition to disciplinary action by the Company.

Customer, Supplier and Shareholder Information

The relationship between the Company and its customers, suppliers, shareholders and others with whom we do business is based on trust and confidence. Customers, suppliers, shareholders and other third parties expect us to hold information regarding their personal and business affairs in strict confidence at all times. Information concerning a customer’s, supplier’s, shareholder’s or other’s business relationships, loans, accounts, balances, credit ratings, experiences or any other transaction or relationship with the Company is strictly confidential and must not be discussed or divulged in any manner to unauthorized parties. Specific policies and procedures may have been developed for the guidance of employees who are authorized to release or share customer information under certain circumstances. Questions regarding requests for the release or sharing of customer information should be directed to the Company’s Compliance Officer or to a member of Senior Management prior to the release or sharing of such information.

Customer Lists and Other Confidential Information

All records and documents concerning our business and affairs and the right to use Company records are the confidential and exclusive property of the Company. Company records include, but are not limited to, our books and records; names, addresses, telephone numbers, financial information and assets or obligations carried in the accounts of our customers; computer software or data contained on any hardware or equipment for use in computer or word processing; our trade secrets; our strategic plans; our budgets and business plans; training materials; and policy and procedure manuals and bulletins. Company records include the originals and all copies of originals. You are prohibited from removing any records from the Company’s premises in either original, copied or electronic form, except in the ordinary course of business for the Company and subject to approval by a member of Senior Management. You may not disclose Company records to any person or entity except in the ordinary course of conducting business for the Company and in accordance with applicable laws and regulations and safe and sound banking practices.

Personal Investments and Finance

The Company has adopted an Insider Trading Policy governing transactions in Company securities.

General

Personal investments and finances should be managed in a manner consistent with employment in a fiduciary institution. This obligation requires that you exercise prudence in making personal investments and credit decisions and avoid situations that might influence judgments made or advice given on behalf of the Company in the course of business.

Securities

As discussed above, you are not permitted to purchase or sell a security or other investment for your own account, the account of a family member, or any other person, on the basis of material, non-public information.

You must not use your position to obtain leverage to purchase new issues or thinly traded securities for your own account or for the account of a family member or any other person. The purchase of securities, stocks, bonds, notes, debentures, money market instruments, real estate or other items which might be termed as speculative rather than for investment purposes should always be consistent with your means and ability to assume the risks involved.

Your ownership of an interest in another organization may be inappropriate if the other organization has a material business relationship with, or is a direct competitor of, the Company and your financial interest is of such a size that your ability to exercise independent judgment on behalf of the Company is or may appear to be compromised. As a general rule, a passive investment would not likely be considered improper if it: (1) is in publicly traded shares; (2) represents less than 1% of the outstanding equity of the entity in question; and (3) represents less than 5% of your net worth. Other interests also may not be improper, depending on the circumstances.

Margins and Futures Transactions

Margins and futures transactions, by their very nature, involve an element of speculation. Margin and futures accounts must be carefully maintained and utilized only where the risk is within limits that the employee can handle.

Borrowing

You and your family should borrow only from commercial banks or other reputable institutions that regularly lend money. Borrowing from Business First Bank is limited by law, regulations and the bank’s policies and may only be done on a normal arm’s length basis, with no favored treatment. You and your family are not permitted to borrow from the Company’s customers and suppliers, except those who engage in lending in the usual course of their business and then only on terms customarily offered to others under similar circumstances without special concessions as to interest rate, terms, security, repayment terms, and the like.

Limits on Authority

You are never to exploit your position with the Company or the Company’s names or property for profit or gain or to further your outside business, financial or other interests, or to allow such interests to affect or impair the performance of your responsibilities to the Company, customers, prospective customers, suppliers or shareholders. You are not permitted to represent or exercise authority on behalf of the Company, grant direct or indirect credit accommodations, or make recommendations with respect to (1) members of your family, (2) any individual or organization lending money to or employing members of your family, or (3) any organization with which you or members of your family are associated.

Sale and Purchase of Property

You and members of your family may not sell property or services to, or buy or invest in property from, the Company unless (1) prior Senior Management approval has been given, or (2) the property is offered at public sale by the Company, or (3) the sale is based on an independent appraisal or bids which have been documented in writing and submitted to the Board.

Gifts, Referral Fees and Bequests

Receiving Gifts (Bank Bribery Act

Under the Bank Bribery Act, 18 U.S.C. 215, any officer, director, employee, agent or attorney of the Company who corruptly solicits or demands for the benefit of himself or any other person, or corruptly accepts or agrees to accept, anything of value, intending to be influenced or rewarded, in connection with any business or transactions covered by the Act, including extensions of credit, underwriting transactions, investment advice, trust matters, checking accounts, purchases from suppliers, etc., is guilty of a federal crime.

Liability also extends to any person who corruptly gives, offers or promises anything of value to any person, with the intent to influence or reward an officer, director, employee, agent or attorney of a financial institution in connection with any business of or transaction with such financial institution. In other words, the Bank Bribery Act applies not only to the person receiving or asking for a bribe, but also to any person who gives, offers or promises a bribe.

The penalty for a violation of the law is as follows: If the value of the item offered or received exceeds $1,000, the offense is punishable by up to 30 years imprisonment and/or a fine of not more than $1,000,000 or three times the value of the item given. If the value does not exceed $1,000, the offense is punishable by up to one-year imprisonment and/or a maximum fine of three times the value of the item given.

In keeping with the law, you are expressly prohibited from (1) soliciting for yourself or a third party (other than the Company itself) anything of value from any customer, prospective customer, competitor, supplier or any other person in return for any business services or confidential information of the Company, and (2) accepting anything of value (other than normal authorized compensation from the Company) from any customer, prospective customer, competitor, supplier or any other party in connection with the business of the Company, either before or after a transaction is discussed or consummated.

Acceptance of the following gifts, favors and entertainment is permissible:

●     Meals, refreshments, entertainment, tickets to cultural or sporting events, advertising and promotional materials (such as pens, pencils, note pads, key chains, calendars, and similar items), gifts given as a token of friendship or special occasion gifts (such as Christmas gifts), so long as:

o	They are of nominal and reasonable value,

o	The donor is not trying to exert any influence over the Company or you in connection with any business or transaction with the Company; and

o	The gift or favor is unsolicited; or

●     Gifts based on obvious family relationships when the circumstances clearly indicate that it is the relationship rather than the business of the people concerned which serves as the motivation for the gift; or

●     Gifts based on a close personal relationship which is completely unrelated to either the donor’s or your relationship with or the business of the Company; or

●     Gifts from a party who is neither a customer or supplier of the Company or one engaged in any business relationship with the Company when the donor’s gift is unrelated to either the donor’s or your relationship with or the business of the Company; or

●     Loans from other banks or financial institutions on customary terms to finance your proper and usual activities, such as a home mortgage loan; or

●     Discounts or rebates on merchandise or services that are generally available to others not employed at the Company; or

●     Civic, charitable, educational or religious organizational awards for recognition of service or accomplishment.

On a case-by-case basis, we may approve other circumstances, not described in the preceding subsection, in which you may accept something of value in connection with Company business. Approval may be given by Senior Management, after consultation with legal counsel, following full written disclosure of all relevant facts submitted by you, provided acceptance is consistent with the Bank Bribery Act.

Regardless of the source or value of any gift or favor, you and members of your family must decline any gift offered under circumstances indicating or appearing to indicate that its purpose is to influence you in the performance of your job and any gift that might have, or reasonably appear to have, such an effect.

Gifts of cash, in any amount, are expressly prohibited, as well as any gifts that would be viewed as lavish or expensive by a reasonable person. You must also refuse any gifts of nominal value if they are part of a pattern or practice which when viewed as a whole would be considered lavish or expensive. Such would be the case with a pattern of expensive meals or entertainment.

Any time you are offered, receive or anticipate receiving something of value from a customer, prospective customer or supplier, beyond what is expressly authorized in this Code, you are required to disclose this fact in writing to the Company’s Compliance Officer. The Company’s Compliance Officer will maintain a file of all such disclosures for a period of five years from the date of receipt. When questions arise as to the legality of a gift, you should seek the advice of the Company’s Compliance Officer.

Gift Giving

You may not, on behalf of the Company, in connection with any transaction or business of the Company, directly or indirectly give, offer, or promise any gift, bribe, kickback, favor, discount, price concession, loan, service, or anything else of value to any individual, business entity, organization, government unit, public official, political party, or other person for the purpose of influencing the action of the recipient. This standard of conduct is not intended to prohibit normal business practices such as providing meals, entertainment, tickets to cultural and sporting events, promotional gifts, favors, discounts, price concessions, gifts given as a token of friendship or special occasion gifts such as Christmas, so long as they are of nominal and reasonable value under the circumstances and promote the Company’s legitimate business development.

RESPA Prohibitions

Section 8 of the Real Estate Settlement Procedures Act (“RESPA”) prohibits you from giving or accepting a fee, kickback or anything of value in exchange for referrals of settlement service business involving a federally related mortgage loan (a loan secured by any one-to-four family residential real property). The exceptions to this prohibition include the following:

●     A payment to an attorney for services actually rendered;

●     A payment by a title company to its duly appointed agent for services actually performed in the issuance of a policy of title insurance;

●     A payment by a lender to its duly appointed agent or contractor for services actually performed in the origination, processing, or funding of a loan;

●     A payment to any person of a bona fide salary or compensation or other payment for goods or facilities actually furnished or for services actually performed;

●     A payment pursuant to cooperative brokerage and referral arrangements or agreements between real estate agents and real estate brokers;

●     Normal promotional and educational activities that are not conditioned on the referral of business and do not involve the defraying of expenses that otherwise would be incurred by persons in a position to refer settlement services or business incident thereto;

●     A payment by an employer to its own bona fide employee for generating business for that employer;

●     A payment by an employer of a bonus to a managerial employee based on criteria relating to performance (such as profitability, capture rate, or other thresholds) of a business entity in the controlled business arrangement; however, the amount of such bonus may not be calculated as a multiple of the number or value of referrals of settlement service business to a business entity in a controlled business arrangement; and

●     A payment by an employer to its bona fide employee for the referral of settlement service business to a settlement service provider that has an affiliate relationship with the employer or in which the employer has a direct or beneficial ownership interest of more than one percent, if the following conditions are met:

o	The employee does not perform settlement services in any transaction; and

o	Before the referral, the employee provides to the person being referred a written disclosure statement in the form prescribed by the Act.

For purposes of this paragraph, the marketing of a settlement service or product of an affiliated entity, including the collection and conveyance of information or the taking of an application or order for an affiliated entity, does not constitute the performance of a settlement service. Under this paragraph, marketing of a settlement service or product may include incidental communications with the customer after the application or order, such as providing the customer with information about the status of an application or order; marketing shall not include serving as the ongoing point of contact for coordinating the delivery and provision of settlement services.

In addition, RESPA prohibits fee splitting and receiving unearned fees for services not actually performed.

A person who violates Section 8 of RESPA may be liable to the person charged for the settlement service in an amount equal to three times the amount of the charge paid for the service. In addition, criminal violations of Section 8 of RESPA may subject the violator to a fine of up to $10,000 and imprisonment of up to one year.

Bequests, Devises or Benefits under Wills and Trusts

Neither you nor any member of your family may:

●     Accept a bequest, devise or any other benefit under a trust instrument established by a customer of the Company which has a value in excess of $10,000 unless the customer is a member of your family, or Senior Management approval (or Board approval in the case of Senior Management) is obtained; and you shall not, under any circumstances, demand, request or solicit a bequest, devise, or any other benefit under a will or trust instrument of a customer of the Company; or

●     Act either alone or with the Company as a personal representative, executor, administrator, trustee, custodian, guardian, or in any other fiduciary capacity under a will, trust or other instrument established by a customer of the Company unless prior Senior Management approval (or Board approval in the case of Senior Management) has been obtained; provided, that this prohibition shall not prohibit you or any member of your family from acting as a personal representative, executor, administrator, trustee, custodian, guardian or in another fiduciary capacity under a will, trust or other instrument established by a member of your family.

These prohibitions shall not apply to any director of the Company whose regular business activities include serving as an executor, administrator, trustee or attorney under a will, trust or other similar instrument established by a customer of the Company, provided that the director discloses the facts of his or her relationship with such customer to the Board.

Outside Activities

General

No outside activity of any of our directors, officers or employees may interfere or conflict with the interest of the Company. You must recognize that acceptance of outside employment (other than with respect to our directors), election to directorships of other organizations, representation of the Company’s customers and their dealings with the Company, and participation in the affairs of outside organizations and political activities could present a conflict of interest.

Outside Employment and Business Activities

You are not permitted to engage in any outside business activity or employment that interferes with your duties to the Company or our shareholders, divides your loyalty, creates a conflict of interest, or exposes you or the Company to possible criticism or adverse publicity. Employees must obtain prior Senior Management approval of all outside employment, business activities, directorships or fiduciary appointments, with the following exceptions: social, religious, philanthropic, or civic organizations, colleges or schools, neighborhood associations, clubs within the Company, or trade or professional organizations associated with banking or related business. Members of Senior Management must obtain the prior approval of the Board before engaging in outside employment, business activities, directorships or fiduciary appointments that are not family related.

Politics

Federal law prohibits a state banking Company from making a contribution or paying an expenditure (which includes gifts, loans, advances or deposits of money, or anything of value), directly or indirectly, in connection with any election at which United States presidential and vice presidential electors or a Senator or Representative in, or a delegate or resident commissioner to, Congress are to be voted for, or in connection with any primary election or political convention or caucus held to select candidates for any of the foregoing offices. In addition, there are limitations under state law with respect to political contributions related to state offices or appointments. Therefore, employees of the Company shall not make any political contributions in the name of or on behalf of the Company. Nonetheless, we encourage you to be informed about and participate in the political process and political activities, provided such participation does not unduly interfere with your duties or embarrass or discredit the Company.

We further encourage you to vote in elections and, if you so choose, to make voluntary contributions of time and/or money to political and governmental activities. You must, however, engage in such activities as individuals rather than as representatives of the Company. You must further avoid any appearance of corporate sponsorship or endorsement in connection with any election.

You must not use the corporate name in connection with any political fund-raising activity or in any printed material for use in political fund-raising activity.

Officers and employees must obtain Company approval before becoming a candidate for public office, accepting any nomination or appointment to a public office or agreeing to serve as a principal officer (such as a campaign manager, chairman or treasurer) in a political campaign.

Other Activities

We encourage you to participate in worthwhile civic, social, educational and charitable organizations and activities. No activities, however, should interfere with the regular duties to the Company, unreasonably encroach on work time, or necessitate such long hours as to impair your ability to satisfy your obligations and duties to the Company. You are not to act, without Senior Management approval, as agent, deputy or in any signing capacity on any account of another, except members of your family, held at the Company.

You are expected to govern yourself in all outside activities in such a manner as to ensure that the high standards of the Company and the banking profession, in general, are maintained.

Competition and Advertising

In dealing with the public, customers, prospective customers and suppliers, directors and employees should emphasize the quality of the Company’s services and the competence of its staff as opposed to focusing on the shortcomings of our competitors.

Conflicts of Interest in Business Transactions

Conflicts of Interest

Directors, officers and employees of the Company must not advance individual personal or business interests, or the interest of others with whom such officer, director or employee has a personal or business relationship, at the expense of the Company. If a director, officer or employee of the Company has an interest (regardless whether direct or indirect or through an affiliate or family member) in a matter or transaction being considered by the Board, such director, officer or employee must disclose to the Board the fact that such person has an interest in the matter or transaction and all material non-privileged information relevant to the Board’s decision whether to approve the matter or transaction including:

●     The existence, nature and extent of the director, officer or employee’s interest; and

●     All of the facts known to the interested director, officer or employee as to the matter or transaction under consideration.

The interested director, officer or employee must refrain from participating in the Board’s discussion of the matter or transaction. If the interested party is a director, such director must recuse himself from voting on the matter or transaction.

Corporate Opportunity

Directors, officers and employees of the Company must not take advantage of corporate opportunities belonging to the Company.

A corporate opportunity belongs to the Company if:

●     the opportunity is within the corporate powers of the Company; and

●     the opportunity is of present or potential practical advantage to the Company;

provided, however, that the Board will not deem a director, officer or employee of the Company to have taken advantage of a corporate opportunity belonging to the Company if a disinterested and independent majority of the Board, after a full and fair presentation of the matter, rejects the opportunity as a matter of sound business judgment.

Procedures to Ensure Compliance

Each officer, director, employee, and any other person having power to direct the management or policies of the Company or any person owing a fiduciary duty to the Company shall be responsible for such person’s compliance with the Conflicts of Interest in Business Transactions portion of this Code. Further, the Board is responsible for monitoring compliance with the Conflicts of Interest in Business Transactions portion of this Code. The Board hereby appoints the Corporate Secretary to document and report to the Board all incidents of non-compliance with the Conflicts of Interest in Business Transactions portion of this Code as soon as practicable after the discovery of any such incident. At least annually, the Board will conduct a review of the Conflicts of Interest in Business Transactions portion of this Code and the Company’s related procedures to ensure that they are sufficient to provide for compliance, and that they are current in relation to any regulations governing conflicts of interest and usurpation of corporate opportunities.

At least annually, each officer and director of the Company will complete a questionnaire disclosing such officer’s or director’s business and personal relationships. A form of the questionnaire is attached hereto as Exhibit A. The written acknowledgments and questionnaires will be monitored and maintained by the Company’s Corporate Secretary.

Director Standards

Conflict of Interest

A “conflict of interest” occurs when a director’s private interest interferes, or appears to interfere, with the interests of the Company or any subsidiary. Conflicts of interest also arise when a director, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position as a director. For purposes of this provision, “immediate family” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than employees of such person) who shares such person’s home.

Directors must avoid conflicts of interest with the Company and its subsidiaries. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company or any subsidiary must be disclosed immediately to the Chairman of the Corporate Governance Committee (if such committee has been established) or the Chairman of the Board of the Company. Further, the Chairman of the Corporate Governance Committee (if such committee has been established) or the Chairman of the Board of the Company should be notified of any transaction between a director or members of his or her immediate family, on the one hand, and the Company or any subsidiary, on the other, that is outside the ordinary course of business of the Company or its subsidiaries, whether or not it involves or may reasonably be expected to involve a conflict of interest.

This Code does not attempt to describe all possible conflicts of interest that could develop. Some of the more common conflicts from which directors must refrain, however, are set out below.

Relationship of Company with third parties

Directors may not knowingly engage in any conduct or activities that are inconsistent with the Company’s or any of its subsidiaries’ best interests or that disrupt or impair the Company’s or any subsidiary’s relationship with any person or entity with which the Company or such subsidiary has or proposes to enter into a business or contractual relationship.

Compensation from outside sources

Directors may not accept compensation, in any form, for services performed for the Company or any subsidiary from any source other than the Company or such subsidiary.

Gifts

Directors and members of their immediate families may not offer, give or receive gifts to or from persons or entities who deal with the Company or any subsidiary in cases where the gift is being made in order to influence the director’s actions in his or her capacity as such, or where acceptance of the gifts could reasonably be expected to create the appearance of a conflict of interest.

The forgoing restrictions against conflicts of interests are not intended to restrict in any manner other bona fide transactions between a director or his related interests and the Company or its subsidiaries to the extent that such transactions do not involve a conflict of interest.

Corporate Opportunities

Directors owe a duty to the Company and its subsidiaries to advance their legitimate interests when the opportunity to do so arises. Directors are prohibited from: (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information or the director’s position; (b) using the Company’s or any subsidiary’s property, information or position for personal gain; or (c) competing with the Company or any subsidiary, directly or indirectly, for business opportunities; provided, however, if the appropriate disinterested directors determine that the Company or the subsidiary will not pursue a particular opportunity that relates to the Company’s or such subsidiary’s business, then a director may do so.

Proper Use of Company Assets

Directors should, as appropriate, protect the Company’s and each subsidiary’s assets and ensure their efficient use. Theft, misuse and waste of assets have a direct impact on the Company’s profitability. Directors may not use such assets for personal benefit (other than incidental personal use) without prior authorization from the Chairman of the Corporate Governance Committee (if such committee has been established) or the Board of Directors of the Company or the subsidiary that owns such asset or as part of a compensation or expense reimbursement program available to all directors of such entity.

Fair Dealing

Directors shall deal fairly with the Company’s and each of its subsidiary’s officers, employees, customers, suppliers and competitors. No director may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practices.

Compliance with Laws, Rules and Regulations

Directors shall comply with all laws, rules and regulations applicable to them as directors, including insider trading laws, and shall to the extent of their knowledge and ability, promote compliance by the Company and each subsidiary with all laws, rules and regulations applicable to such entity.

Conduct of Audits

No director, or any other person acting under a director’s direction, shall directly or indirectly take any action to coerce, manipulate, mislead or fraudulently influence any independent public or certified accountant engaged in the performance of an audit or review of the financial statements of the Company if such person knew or should have known that such action, if successful, could result in rendering the Company’s financial statements materially misleading.

Encouraging the Reporting of any Illegal or Unethical Behavior

Directors should promote ethical behavior and take steps to ensure the Company and each subsidiary (a) encourages employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages employees to report violations of laws, rules, regulations or the Company’s Code of Ethics for employees to appropriate personnel; and (c) will not permit retaliation for reports made in good faith.

Failure to Comply; Compliance Procedures

A failure by any director to comply with the laws or regulations governing the business of the Company or any subsidiary, this Code or any other policy or requirement applicable to directors may result in disciplinary action.

Directors should communicate any suspected violations of this Code promptly to the Chairman of the Board, the Chairman of the Corporate Governance Committee (if such committee has been established) or the Chairman of the Audit Committee. All suspected violations shall be communicated to the Corporate Governance Committee (if such committee has been established) or the Chairman of the Audit Committee, which shall investigate or cause to be investigated same, and shall report its findings to the Board. The Board shall take appropriate action in the event of any violations of this Code.

Compliance Standards and Procedures

This Code is intended as a statement of basic principles and standards and does not include specific rules that apply to every situation. Its contents have to be viewed within the framework of the Company’s other policies, practices and instructions and all applicable laws. This Code is in addition to other policies, practices or instructions of the Company that must be observed. Moreover, the absence of a specific corporate policy, practice or instruction covering a particular situation does not relieve you of the responsibility to exercise the highest ethical standards appropriate under the circumstances.

In some situations, it is difficult to know the appropriate course of conduct. Because this Code does not anticipate every situation that will arise, it is important that each of you approach a new question or problem in a deliberate fashion. The following steps should be taken in determining the appropriate action in any situation:

●     Determine if you know all the facts;

●     Identify exactly what it is that concerns you;

●     Discuss the problem with a member of Senior Management;

●     Seek help from other resources such as the Compliance Officer; and

●     Seek guidance before taking any action that you believe may be unethical or inappropriate.

You will be governed by the following compliance standards:

●     You are personally responsible for your own conduct and for complying with all provisions of this Code and for properly reporting known or suspected violations.

●     If you are a supervisor, manager or officer, you must use your best efforts to ensure that the employees you supervise understand and comply with this Code.

●     No one has the authority or right to order, request or even influence you to violate this Code or the law; a request or order from another person will not be an excuse for your violation of this Code.

●     Any attempt by you to induce another director, officer or employee of the Company to violate this Code, whether successful or not, is itself a violation of this Code and may be a violation of law.

●     Any retaliation or threat of retaliation against any director, officer or employee of the Company for refusing to violate this Code, or for reporting in good faith the violation or suspected violation of this Code, is itself a violation of this Code and may be a violation of law.

●     The Company expects that every reported or alleged violation of this Code will be investigated.

A violation of any of the standards contained in this Code, or in any other policy, practice or instruction of the Company, can result in disciplinary actions, including dismissal and civil or criminal action against the violator. This Code should not be construed as a contract of employment and does not change any person's status as an at-will employee.

This Code is for the benefit of the Company, and no other person is entitled to enforce this Code. This Code does not, and should not be construed to, create any private cause of action or remedy in favor of any other person for a violation of the Code.

EXHIBIT A

BUSINESS/PERSONAL RELATIONSHIP QUESTIONNAIRE

Check Appropriate Box

☐ Director               ☐ Officer

Personal Information

Name:

Date of Birth:

Address:

City, State, Zip:

Home Phone:

Work Phone:

Cell Phone:

Principal Occupation:

Title:

Name of Business:

Previous Banking
Experience

Net Worth/
Statement Date

Immediate Family Members

List below the full names of your immediate family members. Immediate family members include (a) your spouse, father, mother, stepparent, children, stepchildren, brothers, sisters and grandchildren; (b) your spouse’s father, mother, brothers and sisters; (c) any other persons living in your household, other than an employee or tenant; and (d) the spouse of each of the foregoing. Attach additional sheets as needed.

Corporations, Partnerships or Other Business Organizations

List below any corporations, partnerships, limited liability companies or other business organizations (other than the Company or an affiliate of the Company) in which you are involved as an employee, officer or director or in which you have an ownership control of 10% or more.

Name of Entity	Title	Position	% Ownership (Owned or Controlled)